United Security Bancshares Reports 2024 Net Income of $14.8 Million

FRESNO, CA - January 27, 2025. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the year ended December 31, 2024. The Company reported net income of $14.8 million, or $0.86 per basic and diluted share, for the year ended December 31, 2024, compared to $19.8 million, or $1.16 per basic and diluted share, for the year ended December 31, 2023.

Fourth Quarter 2024 Highlights (as of, or for, the quarter ended December 31, 2024, except where noted):
▪Net interest margin increased to 4.22% for the quarter ended December 31, 2024, compared to 4.12% for the quarter ended December 31, 2023.
▪Annualized average cost of deposits was 1.11% for the quarter ended December 31, 2024, compared to 0.73% for the quarter ended December 31, 2023.
▪Net income for the quarter decreased 53.80% to $2.5 million, compared to $5.4 million for the quarter ended December 31, 2023.
▪Interest and fees on loans decreased 0.81% to $13.8 million, as a result of decreases in average loan balances, compared to $13.9 million for the fourth quarter of 2023.
▪Interest expense decreased 3.2% to $3.3 million, as a result of decreases in short-term borrowing costs offset by increases in deposit interest expense, compared to $3.5 million for the fourth quarter of 2023.
▪The total fair value of the junior subordinated debentures (TRUPs) increased by $189,000 during the quarter ended December 31, 2024. A loss of $755,000 was recorded through the income statement and a gain of $566,000 was recorded through accumulated other comprehensive income. For the quarter ended December 31, 2023, the total fair value increased by $240,000 and was separately presented as a $826,000 gain recorded through the income statement and a $1,066,000 loss recorded through accumulated other comprehensive income.
▪The Company recorded a provision for credit losses of $1.2 million for the quarter ended December 31, 2024, compared to $873,000 for the quarter ended December 31, 2023.
▪Noninterest expense increased 8.12% to $7.4 million, compared to $6.9 million for the quarter ended December 31, 2023.
▪Annualized return on average assets (ROAA) decreased to 0.81%, compared to 1.72% for the quarter ended December 31, 2023.
▪Annualized return on average equity (ROAE) decreased to 7.47%, compared to 18.28% for the quarter ended December 31, 2023.
▪Total loans, net of unearned fees, increased 0.92% to $928.5 million, compared to $920.0 million at December 31, 2023.
▪Total deposits increased 5.3% to $1.06 billion, compared to $1.00 billion at December 31, 2023.

Dennis Woods, President and Chief Executive Officer, stated, “Our fourth-quarter operating results included a $755,000 loss from mark-to-market accounting on our TRUPs, a significant contrast to the $826,000 gain recorded in the same period of 2023—a $1.6 million swing that impacted our net income. Despite challenges in the deposit-gathering environment, we achieved a deposit growth of over 5% and increased our net interest margin for the quarter to 4.22%. Expanding our loan portfolio remains a priority for our team, and while total loan growth was modest over the past year, our undisbursed loan commitments grew substantially, reaching $203.8 million at year-end, compared to $131.7 million as of September 30, 2024.”

Provided at the end of this press release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs. Management believes that financial results are more comparative excluding the impact of such non-core items.

Results of Operations

Quarter Ended December 31, 2024:

For the quarter ended December 31, 2024, the Company reported net income of $2.5 million and earnings per basic and diluted share of $0.15, compared to net income of $5.4 million and $0.31 per basic and diluted share for the quarter ended December 31, 2023. Net income for the quarter ended September 30, 2024, was $3.8 million and $0.22 per basic and diluted share. Net income for the quarter ended December 31, 2024, decreased 53.8% when compared to the quarter ended December 31, 2023. The decrease is primarily the result of a change of $1.6 million on the fair value of TRUPs, an increase of $1.3 million in deposit interest expense, and an increase in the credit loss provision of $340,000, partially offset by a decrease of $1.4 million in short-term borrowing expense and a decrease of $1.0 million in the income tax provision. For the quarter ended December 31, 2023, a gain of $826,000 was recorded on the fair value of TRUPs compared to a loss of $755,000 recorded for the quarter ended December 31, 2024. ROAE for the quarter ended December 31, 2024, was 7.47%, compared to 18.28% for the quarter ended December 31, 2023. ROAA was 0.81% for the quarter ended December 31, 2024, compared to 1.72% for the quarter ended December 31, 2023. The decrease in both ratios was due primarily to the decrease in income between the two quarters.

The annualized average cost of deposits was 1.11% for the quarter ended December 31, 2024, compared to 0.73% for the quarter ended December 31, 2023. Average interest-bearing deposits increased 11.7% between the periods ended December 31, 2023, and 2024, from $612.6 million to $684.5 million, respectively. Included in the increase in interest-bearing deposits are purchased brokered deposits with an average balance of $100.0 million for the quarter ended December 31, 2024. These brokered deposits were purchased to reduce short-term borrowings, fund loan growth, and offset deposit runoff as part of the Bank’s cash management strategy. The average rate paid for brokered deposits for the quarter ended December 31, 2024 was 4.91%. The Bank held no brokered deposits during the quarter ended December 31, 2023. The annualized average cost of funds was 1.17% for the quarter ended December 31, 2024, compared to 1.24% for the quarter ended December 31, 2023. The rate decrease was due to balance decreases in time deposits, NOW accounts, and short-term borrowings, partially offset by increases in deposit rates.

Net interest income, before the provision for credit losses, was $11.8 million for the quarter ended December 31, 2024, representing a $147,000, or 1.2%, decrease from the $12.0 million reported at December 31, 2023. The decrease in net interest income was driven by increases in interest expense on deposits and decreases in loan-interest income and investment income, offset by decreases in interest expense on short-term borrowings. The Company’s net interest margin of 4.22% for the quarter ended December 31, 2024, increased from 4.12% for the quarter ended December 31, 2023. The increase in the net interest margin is due to increases in yields on investment securities and decreases in yields on short-term borrowings and TRUPs, offset by increases in yields on interest-bearing deposits and decreases in yields on overnight investments held at the Federal Reserve. Net interest income for the quarter ended December 31, 2024, before the provision for credit losses, decreased $8,000 from the $11.8 million reported during the quarter ended September 30, 2024. This was primarily due to decreases in loan and fee income, partially offset by decreases in deposit and short-term borrowing expenses.

Noninterest income for the quarter ended December 31, 2024, totaled $120,000, a decrease of $2.9 million from the $3.0 million in non-interest income reported for the quarter ended December 31, 2023. The decrease is primarily attributed to a loss of $755,000 recorded on the fair value of TRUPs for the quarter ended December 31, 2024, compared to a recorded gain of $826,000 for the quarter ended December 31, 2023. Noninterest income for the quarter ended December 31, 2023 also included a gain on proceeds from life insurance of $907,000. Noninterest income decreased $1.9 million from the 2.0 million reported for the quarter ended September 30, 2024. This was primarily due to a loss of $755,000 on the fair value of TRUPs for the quarter ended December 31, 2024, compared to a gain of $661,000 for the quarter ended September 30, 2024.

Noninterest expense for the quarter ended December 31, 2024, totaled $7.4 million, reflecting a $558,000 increase over the $6.9 million reported for the quarter ended December 31, 2023, and a $288,000 increase from the $7.1 million reported from the quarter ended September 30, 2024. The increase between the quarters ended December 31, 2024, and 2023, resulted partially from increases of $250,000 in salaries and employee benefit expenses, $137,000 in data processing expenses, and $173,000 in sundry losses.

The efficiency ratio for the quarter ended December 31, 2024, increased to 60.79%, compared to 46.40% for the quarter ended December 31, 2023. This deterioration was due to a combination of a decrease in noninterest income resulting from a loss on TRUPs and an increase in noninterest expenses, as previously described.

The Company recorded an income tax provision of $786,000 for the quarter ended December 31, 2024, compared to $1.8 million for the quarter ended December 31, 2023, and $1.3 million for the quarter ended September 30, 2024. The effective tax rate for the quarter ended December 31, 2024, was 23.96%, compared to 25.0% and 25.4% for the quarters ended December 31, 2023, and September 30, 2024, respectively.

Year Ended December 31, 2024:

Net income for the year ended December 31, 2024, decreased 25.3% to $14.8 million, compared to net income of $19.8 million for the year ended December 31, 2023. The decrease is primarily the result of a $2.8 million increase in interest expense on deposits, a $1.5 million increase in the provision for credit losses, and a $888,000 change in the fair value of TRUPs, partially offset by an increase of $1.1 million in loan interest income, and a $2.1 million decrease in the provision for income taxes. ROAE for the year ended December 31, 2024, was 11.52%, compared to 17.05% for the year ended December 31, 2023. ROAA was 1.22% for the year ended December 31, 2024, compared to 1.57% for the year ended December 31, 2023. Both ratios were impacted by the decrease in net income in 2024 compared to 2023.

The average cost of deposits was 0.96% for the year ended December 31, 2024, compared to 0.64% for the year ended December 31, 2023. Average interest-bearing deposits decreased 1.7% between the periods ended December 31, 2023, and

2024, from $651.1 million to $639.7 million, respectively. The annualized average cost of funds was 1.23% for the year ended December 31, 2024, compared to 0.91% for the year ended December 31, 2023. The increase was primarily due to increases in rates paid on deposits and short-term borrowings.

Net interest income before the provision for credit losses for the year ended December 31, 2024, totaled $46.9 million, a decrease of $2.5 million, or 1.23%, from the $49.3 million reported for the same period ended December 31, 2023. The Company’s net interest margin of 4.26% for the year ended December 31, 2024, decreased from 4.29% for the year ended December 31, 2023. The decrease in the net interest margin is due to increases in average deposit costs and short-term borrowing costs and was partially offset by increases in yields on investment securities and loans. Loan yields increased from 5.75% to 5.97% between the two periods while the cost of interest-bearing liabilities increased from 1.52% to 1.95% between the two periods.

Noninterest income for the year ended December 31, 2024, totaled $4.7 million, a decrease of $856,000 when compared to the $5.6 million reported for the year ended December 31, 2023. This decrease resulted primarily from a $888,000 change in the fair value of TRUPs. For the year ended December 31, 2024, a loss on the fair value of TRUPs of $614,000 was recorded, compared to a gain of $274,000 for the same period in 2023. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the Secured Overnight Financing Rate (SOFR) yield curve. Other noninterest income increased $428,000 between the two periods.

For the year ended December 31, 2024, noninterest expense totaled $28.3 million, an increase of $2.3 million compared to $26.0 million for the year ended December 31, 2023. On a year-over-year comparative basis, noninterest expense increased due to increases of $899,000 in professional fees and $727,000 in salaries and employee benefits. Professional fees increased primarily due to increases in service contract expense related to information technology services and increases in legal expenses. Salaries and employee benefits expense increased due to increases in salaries, group insurance expense, and stock-based compensation expense.

The efficiency ratio for the year ended December 31, 2024, increased to 54.82%, compared to 47.32% for the year ended December 31, 2023. This deterioration was due to a combination of a decrease in net interest income resulting from increased short-term borrowing and deposit expenses and an increase in noninterest expense, as previously described.

The Company recorded an income tax provision of $5.5 million for the year ended December 31, 2024, compared to $7.7 million for the same period in 2023. The effective tax rate for the year ended December 31, 2024, was 27.2%, compared to 28.0% for the year ended December 31, 2023.

Balance Sheet Review

Total assets increased $673,000, or 0.06%, between December 31, 2023, and December 31, 2024. Gross loan balances increased $8.9 million, investment securities decreased $23.9 million, and total cash and cash equivalents increased $15.4 million. Increases in gross loans included increases of $20.0 million in real estate mortgage loans and $10.4 million in commercial and industrial loans, and were offset by decreases of $16.8 million in real estate construction and development loans, $4.8 million in installment loans, and $333,000 in agricultural loans. Declines in the investment portfolio were primarily the result of the maturity of $12.5 million in treasury securities, $11.6 million in paydowns, and a $750,000 decrease in unrealized losses. Unfunded loan commitments increased from $183.5 million at December 31, 2023, to $204.0 million at December 31, 2024. OREO balances totaled $4.6 million at December 31, 2023, and December 31, 2024.

Total deposits increased $53.1 million, or 5.3%, to $1.1 billion during the year ended December 31, 2024. This was due to increases of $96.2 million in interest-bearing deposits, offset by decreases of $43.1 million in noninterest-bearing deposits. Included in the increase in interest-bearing deposits are brokered DDA accounts with an average balance of $47.3 million for the year ended December 31, 2024. NOW and money market accounts increased $97.6 million, time deposits increased $6.5 million, and savings accounts decreased $7.9 million. In total, NOW, money market and savings accounts increased 16.9% to $619.1 million at December 31, 2024, compared to $529.4 million at December 31, 2023. Noninterest-bearing deposits decreased 10.7% to $360.2 million at December 31, 2024, compared to $403.2 million at December 31, 2023. Core deposits, which are comprised of noninterest-bearing deposits, NOW, money market, savings accounts, and time deposits less than $250,000, decreased $56.6 million.

Shareholders’ equity at December 31, 2024, totaled $130.4 million, an increase of $7.8 million from the $122.5 million reported at December 31, 2023. The increase in equity was the result of $14.8 million in net income and a decrease of $686,000 in accumulated other comprehensive loss, partially offset by $8.3 million in dividend payments. At December 31, 2024, accumulated other comprehensive loss totaled $14.4 million, compared to $15.0 million at December 31, 2023. The decrease in accumulated other comprehensive loss was primarily the result of a decrease of $530,000 in net unrealized losses on investment securities. Changes in unrealized losses on the investment portfolio are attributed to changes in interest rates, not credit quality. The Company does not intend to sell, and it is more likely than not that it will not be required to sell, any securities held at an unrealized loss.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.12 per share on December 17, 2024. The dividend was paid on January 17, 2025, to shareholders of record as of January 2, 2025, and is included in other liabilities as of December 31, 2024. No assurances can be provided as to the amount and/or declaration and payment of future dividends, if any. The Company continues to be well-capitalized and expects to maintain adequate capital levels.

Credit Quality

The Company recorded a provision for credit losses of $3.0 million for the year ended December 31, 2024, compared to a provision of $1.5 million for the year ended December 31, 2023. The provision recorded during 2024 was primarily driven by charge-offs within the student loan portfolio. Net loan charge-offs totaled $2.6 million for the year ended December 31, 2024, compared to $2.3 million for the year ended December 31, 2023, and related primarily to student loans for both periods.

The Company’s allowance for credit losses totaled 1.72% of the loan portfolio at December 31, 2024, compared to 1.70% at December 31, 2023. Management considers the allowance for credit losses at December 31, 2024, to be adequate.

Non-performing assets, comprised of nonaccrual loans, other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, increased $745,000 between December 31, 2023, and December 31, 2024, to $17.2 million. As a percentage of total assets, non-performing assets increased from 1.36% at December 31, 2023, to 1.42% at December 31, 2024. The increase in non-performing assets is primarily attributed to an increase of $750,000 in nonaccrual loans. OREO balances remained at $4.6 million at December 31, 2024, and December 31, 2023. On January 14, 2025, the Bank foreclosed on nonaccrual loans totaling $3.2 million and transferred the amount to OREO, which is not reflected in the $4.6 million balance at December 31, 2024.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 13 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Fowler, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (net income before non-core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial table, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company’s operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income as an indicator of the Company’s operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented. Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures, labor shortages, and global conflict and unrest; (2) the impact of natural disasters, droughts, earthquakes, floods, wildfires, terrorist attacks, health epidemics, and threats of war or actual war, including current military actions involving the Russian Federation and Ukraine and the conflict in the Middle East, which may impact the local economy and/or the condition of real estate collateral; (3) geopolitical and domestic political developments that can increase levels of political and economic unpredictability, contribute to rising energy and commodity prices, and increase the volatility of financial markets; (4) changes in general economic and financial market conditions, either nationally or locally; (5) fiscal policies of the U.S. government, including interest rate policies of the Board of Governors of the Federal Reserve System and the resulting impact on the Company’s interest-rate sensitive assets and liabilities; (6) changes in banking laws or regulations and government policies that could lead to a tightening of credit and/or a requirement that the Company raise additional capital;
(7) increased competition in the Company’s markets, impacting the ability to execute its business plans; (8) continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than the Company is, and the Company’s response to competitive pressure; (9) loss of, or inability to attract, key personnel; (10) unanticipated deterioration in the loan portfolio, credit losses, and the sufficiency of the allowance for credit losses; (11) the ability to grow the loan portfolio due to constraints on concentrations of credit; (12) challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services; (13) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, including failures in or breaches of the Company’s operational and/or security systems or infrastructure, and the Company's ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft, and other attacks on the Company’s information technology systems or on the third-party vendors who perform functions for the Company; (14) the failure to maintain effective controls over financial reporting; (15) risks related to the sufficiency of liquidity, including the quality and quantity of the Company’s deposits and the ability to attract and retain deposits and other sources of funding and liquidity; (16) adverse developments in the financial services industry generally, such as the bank failures in 2023 and 2024 and any related impact on depositor behavior or investor sentiment; (17) the possibility that the recorded goodwill could become impaired which may have an adverse impact on earnings and capital; (18) asset/liability matching risks; (19) and changes in accounting policies or procedures.

The Company does not undertake (and expressly disclaims) any obligation to publicly revise or update these forward-looking statements to reflect subsequent events or circumstances except as may be required by law. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2023, and particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(In thousands, except share data)	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$56,211	$40,784
Investment securities (at fair value)
Available-for-sale (AFS) debt securities net of allowance for credit losses of $0 (amortized cost of $179,753 and $204,389, respectively)	157,382	181,266
Marketable equity securities	3,326	3,354
Total investment securities	160,708	184,620
Loans	930,244	921,341
Unearned fees and unamortized loan origination costs - net	(1,782)	(1,299)
Allowance for credit losses	(16,046)	(15,658)
Net loans	912,416	904,384
Premises and equipment - net	8,668	9,098
Accrued interest receivable	8,104	7,928
Other real estate owned (OREO)	4,582	4,582
Goodwill	4,488	4,488
Deferred tax assets - net	14,419	14,055
Cash surrender value of life insurance - net	20,692	21,954
Investment in limited partnerships	4,275	3,200
Operating lease right-of-use assets	3,069	1,338
Other assets	14,086	14,614
Total assets	$1,211,718	$1,211,045
Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$360,152	$403,225
Interest-bearing	697,470	601,252
Total deposits	1,057,622	1,004,477
Short-term borrowings	—	62,000
Operating lease liabilities	3,161	1,437
Other liabilities	9,001	9,376
Junior subordinated debentures (TRUPs) (at fair value)	11,572	11,213
Total liabilities	1,081,356	1,088,503
Shareholders’ Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,364,894 at December 31, 2024 and 17,167,895 at December 31, 2023	61,267	60,585
Retained earnings	83,447	76,995
Accumulated other comprehensive loss, net of tax	(14,352)	(15,038)
Total shareholders’ equity	130,362	122,542
Total liabilities and shareholders’ equity	$1,211,718	$1,211,045

United Security Bancshares
Consolidated Statements of Income (unaudited)	Three Months Ended			Twelve Months Ended
(In thousands, except share and per-share data)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Interest Income:
Interest and fees on loans	$13,778	$14,401	$13,891	$55,236	$54,183
Interest on investment securities	1,255	1,298	1,378	5,209	5,870
Interest on deposits at other banks	113	56	136	306	324
Total interest income	15,146	15,755	15,405	60,751	60,377
Interest Expense:
Interest on deposits	2,933	3,064	1,630	9,578	6,758
Interest on other borrowed funds	409	879	1,824	4,323	4,298
Total interest expense	3,342	3,943	3,454	13,901	11,056
Net Interest Income	11,804	11,812	11,951	46,850	49,321
Provision for Credit Losses	1,213	1,558	873	2,963	1,460
Net Interest Income after Provision for Credit Losses	10,591	10,254	11,078	43,887	47,861
Noninterest Income:
Customer service fees	775	719	731	2,918	2,918
Increase in cash surrender value of bank-owned life insurance	151	132	151	551	557
Unrealized (loss) gain on fair value of marketable equity securities	(298)	224	138	(28)	39
Gain on proceeds from bank-owned life insurance	—	—	907	573	907
(Loss) gain on fair value of junior subordinated debentures (TRUPs)	(755)	661	826	(614)	274
Gain on sale of assets	—	—	—	11	—
Other	247	287	244	1,302	874
Total noninterest income	120	2,023	2,997	4,713	5,569
Noninterest Expense:
Salaries and employee benefits	3,470	3,526	3,220	13,884	13,157
Occupancy expense	955	990	936	3,686	3,739
Data processing	338	467	201	1,114	784
Professional fees	1,401	1,128	1,397	5,265	4,366
Regulatory assessments	204	159	173	697	727
Director fees	100	105	117	436	438
Net cost of operation of OREO	51	37	74	140	201
Other	911	730	754	3,058	2,542
Total noninterest expense	7,430	7,142	6,872	28,280	25,954
Income Before Provision for Taxes	3,281	5,135	7,203	20,320	27,476
Provision for Taxes on Income	786	1,306	1,803	5,537	7,680
Net Income	$2,495	$3,829	$5,400	$14,783	$19,796
Net income per common share
Basic	$0.15	$0.22	$0.31	$0.86	$1.16
Diluted	$0.15	$0.22	$0.31	$0.86	$1.16
Weighted average common shares outstanding
Basic	17,202,324	17,194,024	17,144,563	17,188,424	17,114,214
Diluted	17,237,136	17,206,391	17,154,476	17,199,812	17,125,186

United Security Bancshares
Average Balances and Rates (unaudited)	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Average Balances:
Loans (1)	$939,110	$949,207	$935,637	$925,993	$942,135
Investment securities	165,214	166,977	185,639	168,740	201,958
Interest-bearing deposits in other banks	9,677	3,896	9,663	5,901	6,187
Total interest-earning assets	1,114,001	1,120,080	1,130,939	1,100,634	1,150,280
Allowance for credit losses	(16,457)	(15,296)	(15,253)	(15,727)	(15,759)
Nonaccrual loans	12,052	12,053	12,088	11,906	13,300
Cash and non-interest-bearing deposits in other banks	34,403	34,113	33,929	33,457	34,811
Other real estate owned	4,582	4,582	4,582	4,582	4,582
Other non-earning assets	75,916	75,750	80,830	76,132	77,646
Total average assets	$1,224,497	$1,231,282	$1,247,115	$1,210,984	$1,264,860

Interest-bearing deposits	$684,485	$678,334	$612,629	$639,727	$651,099
Junior subordinated debentures (TRUPs)	12,464	12,464	12,464	12,464	12,464
Short-term borrowings	16,928	44,704	110,942	62,212	63,183
Total interest-bearing liabilities	713,877	735,502	736,035	714,403	726,746
Noninterest-bearing deposits	366,609	353,944	383,563	358,212	410,673
Other liabilities	11,091	10,907	9,997	10,065	11,044
Total liabilities	1,091,577	1,100,353	1,129,595	1,082,680	1,148,463
Total equity	132,920	130,929	117,520	128,304	116,397
Total liabilities and equity	$1,224,497	$1,231,282	$1,247,115	$1,210,984	$1,264,860

Average Rates:
Loans (1)	5.84%	6.04%	5.89%	5.97%	5.75%
Investment securities	3.02%	3.09%	2.94%	3.09%	2.91%
Interest-bearing deposits in other banks	4.65%	5.72%	5.58%	5.19%	5.24%
Total earning assets	5.41%	5.60%	5.40%	5.52%	5.25%
Interest bearing deposits	1.71%	1.80%	1.19%	1.50%	1.04%
Total deposits	1.11%	1.18%	0.73%	0.96%	0.64%
Short-term borrowings	5.17%	5.94%	5.76%	5.64%	5.54%
Junior subordinated debentures (TRUPs)	6.00%	6.73%	6.65%	6.55%	6.41%
Total interest-bearing liabilities	1.86%	2.13%	1.97%	1.95%	1.52%
Net interest margin (2)	4.22%	4.20%	4.12%	4.26%	4.29%
(1) Average loans do not include nonaccrual loans but do include interest income recovered from previously charged-off loans, unearned fees, and unamortized loan origination costs.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(In thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Cash and cash equivalents	$56,211	$47,915	$38,757	$43,004	$40,784
Investment securities	160,708	168,835	166,316	168,563	184,620
Loans, net of unearned fees and unamortized loan origination costs	928,462	975,151	949,413	929,413	920,042
Allowance for credit losses	(16,046)	(16,523)	(15,323)	(15,451)	(15,658)
Net loans	912,416	958,628	934,090	913,962	904,384
Other assets	82,383	79,998	80,659	80,875	81,257
Total assets	$1,211,718	$1,255,376	$1,219,822	$1,206,404	$1,211,045

Non-interest-bearing deposits	$360,152	$360,117	$372,886	$353,151	$403,225
Interest-bearing deposits	697,470	704,904	633,728	602,783	601,252
Total deposits	1,057,622	1,065,021	1,006,614	955,934	1,004,477
Other liabilities	23,734	57,499	85,858	126,286	84,026
Total liabilities	1,081,356	1,122,520	1,092,472	1,082,220	1,088,503
Total shareholders’ equity	130,362	132,856	127,350	124,184	122,542
Total liabilities and shareholder’s equity	$1,211,718	$1,255,376	$1,219,822	$1,206,404	$1,211,045

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
	For the Quarters Ended:
(In thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Total interest income	$15,146	$15,755	$14,972	$14,879	$15,405
Total interest expense	3,342	3,943	3,450	3,165	3,454
Net interest income	11,804	11,812	11,522	11,714	11,951
Provision for credit losses	1,213	1,558	19	173	873
Net interest income after provision for credit losses	10,591	10,254	11,503	11,541	11,078
Total non-interest income	120	2,023	1,517	1,053	2,997
Total non-interest expense	7,430	7,142	6,973	6,738	6,872
Income before provision for taxes	3,281	5,135	6,047	5,856	7,203
Provision for taxes on income	786	1,306	1,750	1,695	1,803
Net income	$2,495	$3,829	$4,297	$4,161	$5,400

United Security Bancshares
Nonperforming Assets (unaudited)
(Dollars in thousands)	December 31, 2024	December 31, 2023
Real estate - construction and development	$12,198	$11,403
Agricultural	—	45
Total nonaccrual loans	12,198	11,448
Loans past due 90 days and still accruing	421	426
Total nonperforming loans	12,619	11,874
Other real estate owned	4,582	4,582
Total nonperforming assets	$17,201	$16,456

Nonperforming loans to total gross loans	1.36%	1.29%
Nonperforming assets to total assets	1.42%	1.36%
Allowance for credit losses to nonperforming loans	127.16%	131.87%

United Security Bancshares
Selected Financial Data (unaudited)
	Three months ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Return on average assets	0.81%	1.72%	1.22%	1.57%
Return on average equity	7.47%	18.28%	11.52%	17.05%
Efficiency ratio (1)	60.79%	46.40%	54.82%	47.32%
Annualized net charge-offs to average loans	0.57%	0.41%	0.28%	0.24%

			December 31, 2024	December 31, 2023
Shares outstanding - period end			17,364,894	17,167,895
Book value per share			$7.51	$7.14
Tangible book value per share			$7.25	$6.88
Loan-to-deposit ratio			87.79%	91.59%
Allowance for credit losses to total loans			1.72%	1.70%
Tier 1 capital to adjusted average assets (leverage ratio):
Company			12.57%	11.82%
Bank			12.59%	11.83%
(1) Efficiency ratio is total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (unaudited)
	Year Ended December 31,
(Dollars in thousands)	2024	2023	Change $	Change %
Net income	$14,783	$19,796	$(5,013)	(25.3)%
Junior subordinated debentures (TRUPs) fair value adjustment (1)	(614)	274
Income tax effect	181	(79)
Non-core items net of taxes	(433)	195
Non-GAAP core net income	$15,216	$19,601	$(4,385)	(22.4)%

(1)Junior subordinated debentures fair value adjustment is not part of core income and depending upon market rates, can add to or subtract from core income and mask non-GAAP core income change.